UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14A-101)

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OF THE SECURITIES EXCHANGE ACT OF 1934

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MORGAN STANLEY

(Name of Registrant as Specified in its Charter)

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1585 Broadway New York, NY 10036 tel 212 761 4000

April 4, 2007

Dear Fellow Morgan Stanley Shareholder:

Morgan Stanley strongly believes that the approval of the 2007 Equity Incentive Compensation Plan is critical to the Firm’s ongoing effort to build shareholder value. You may have questions about the potential dilutive impact of the Plan. In an effort to help you fully appreciate Morgan Stanley’s commitment to managing dilution through its share repurchase program, we felt it would be helpful to highlight several points.

1)	Morgan Stanley has a consistent history of buying back shares that offset the amounts that it grants to employees as compensation. The information in the following chart demonstrates that Morgan Stanley has actually decreased the number of shares outstanding over the past eight fiscal years by over 82 million shares, even though during that period the Company awarded annually, on average, approximately 35 million shares to its employees.

Date	Shares Outstanding
11/30/06	1,048,877,006
11/30/05	1,057,677,994
11/30/04	1,087,087,116
11/30/03	1,084,696,446
11/30/02	1,081,417,377
11/30/01	1,093,006,744
11/30/00	1,107,270,331
11/30/99	1,104,630,098
11/30/98	1,131,341,616

2)	We have also publicly disclosed our intention to buy back shares over time at a level that will offset shares we issue to employees. As noted in the following excerpt from Morgan Stanley’s 2006 Form 10-K (page 83), we have publicly disclosed our expectation to repurchase $6 billion of outstanding stock over the 12-18 months beginning December, 2006. At a price of $80 per share, that would result in total repurchases of 75 million shares during that period.

“In December 2006, the Company announced that its Board of Directors had authorized the repurchase of up to $6 billion of the Company’s outstanding common stock. This share repurchase authorization replaces the Company’s previous repurchase authorizations with one repurchase program for capital management purposes that will consider, among other things, business segment capital needs, as well as equity-based compensation and benefit plan requirements. The Company expects to exercise the authorization over the next 12-18 months at prices the Company deems appropriate, subject to its surplus capital position, market conditions and regulatory considerations.”

3)	The Firm has already made considerable progress against its $6 billion share repurchase authorization. As indicated in this excerpt from Morgan Stanley’s first quarter investor conference call that I hosted on March 21, 2007, we repurchased approximately 15 million shares in the first quarter of 2007.

“As of February 28, the Company repurchased approximately 15 million shares of its common stock worth approximately $1.2 billion since the end of fiscal 2006. With respect to the pace of repurchases, we evaluate and balance the needs of our business for additional capital to reinvest in organic growth and make attractive acquisitions with our objective over time of offsetting the dilutive impact of equity compensation to employees.”

4)	Our share repurchases over the last couple of years have been considerable. As discussed on page 142 of Morgan Stanley’s 2006 10-K, we repurchased approximately 52 million shares in 2006 and 68 million shares in 2005. These numbers significantly exceed the approximately 35 million shares that the Company has awarded annually, on average, during the last eight fiscal years.

“During fiscal 2006, the Company purchased $3.4 billion of its common stock through open market purchases at an average cost of $65.43 per share. During fiscal 2005, the Company purchased $3.7 billion of its common stock through a combination of open market purchases and purchases from employees at an average cost of $54.31 per share.”

Please consider these points in making your voting decision regarding the Plan. Thank you for your consideration of this important matter. If you have any questions or concerns about this matter, please call me at _______________.

Very truly yours,

/s/ David H. Sidwell

David H. Sidwell